ASSIGNMENT OF WARRANTS

FOR VALUE RECEIVED, the undersigned, CLD Investor Relations, Inc., a Florida corporation (“Assignor”), holder of that certain Warrant Agreement dated December __, 2001 (the “Warrants”) to purchase up to 3,398,440 shares of common stock of Weight Loss Forever International, Inc., a Nevada corporation (f/k/a youticket.com, inc.), hereby assigns its right, title, and interest in the Warrants to Public Corporate Consultants, Inc., a Florida corporation.

The effective date of this Assignment shall be December 29, 2003.

The Board of Directors of the Assignor has by resolution ratified this assignment be granted and has authorized, empowered, and directed Byron Rambo, its President, to execute this Assignment.

Dated: April 28, 2004

CLD Investor Relations, Inc.,
a Florida corporation

By:Byron Rambo
Its:President

Notice of the above assignment is hereby acknowledged

Weight Loss Forever International, Inc.,
a Nevada corporation

By:John Martin
Its:President